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                BlackRock Muni Intermediate Duration Fund, Inc.
                              File No. 811-21348
  Item No. 77Q1(a) (Copies of Material Amendments to Registrant's Charter or
                            By-laws) -- Attachment

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of BlackRock Muni Intermediate Duration Fund, Inc.'s (the "Fund") Articles of Amendment Amending the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares filed with the State Department of Assessments and Taxation of Maryland on June 30, 2015.

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                                                                Exhibit 77Q1(a)

                BLACKROCK MUNI INTERMEDIATE DURATION FUND, INC.

                             ARTICLES OF AMENDMENT

               AMENDING THE ARTICLES SUPPLEMENTARY ESTABLISHING
                    AND FIXING THE RIGHTS AND PREFERENCES OF
                    VARIABLE RATE MUNI TERM PREFERRED SHARES

   This is to certify that

   First: The charter of BlackRock Muni Intermediate Duration Fund, Inc., a Maryland corporation (the "Corporation"), is amended by these Articles of Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares, dated as of December 6, 2012 (the "Articles Supplementary").

   Second: The charter of the Corporation is hereby amended by deleting
Section 10(b)(i)(A) and replacing it with the following:

   (i) (A) Term Redemption. The Corporation shall redeem, out of funds legally available therefor and otherwise in accordance with Applicable Law, all Outstanding VMTP Preferred Shares on the Term Redemption Date at the Redemption Price; provided, however, the Corporation shall have the right, exercisable at any time no earlier than 9 months prior to the Term Redemption Date, to request that the Total Holders extend the term of the Term Redemption Date for an additional period as may be agreed upon by the Corporation and the Total Holders, which request may conditioned upon terms and conditions that are different from the terms and conditions herein. Each Holder shall, no later than the deadline specified in such request, which shall not be less than 30 days after such Holder's receipt of such request unless otherwise agreed to by such Holder, notify the Corporation of its acceptance or rejection of such request, which acceptance by any such Holder may be a Conditional Acceptance conditioned upon terms and conditions which are different from the terms and conditions herein or the terms and conditions proposed by the Corporation in making an extension request. If any Holder fails to notify the Corporation of its acceptance or rejection of the Corporation's request for extension by the deadline specified in such request, the Corporation may either deem such failure to respond as a rejection of such request or extend the deadline for such request with respect to such Holder, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an affirmative written acceptance by the Total Holders. If the Total Holders (or any thereof) provide a Conditional Acceptance, then the Corporation shall, no later than the deadline specified in the Conditional Acceptance, which shall not be less than 30 days after the Corporation's receipt of the Conditional Acceptance unless otherwise agreed to by the Corporation, notify the Total Holders of its acceptance or rejection of the terms and conditions specified in the Conditional Acceptance. If the Corporation fails to notify the Total Holders by the deadline specified in the Conditional Acceptance, the Total Holders may either deem such failure to respond as a rejection of the terms and conditions specified in the Conditional Acceptance or extend the deadline for such response by the Corporation, provided, however, in all cases any acceptance by a Holder of a request to extend, if any, shall be made pursuant to an

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affirmative written acceptance by the Total Holders. Each Holder may grant or deny any request for extension of the Term Redemption Date in its sole and absolute discretion.

   Third: The charter of the Corporation is hereby amended by deleting Appendix A to the Articles Supplementary and replacing it with the Appendix A attached hereto.

   Fourth: These Articles of Amendment shall be effective as of June 30, 2015.

   Fifth: The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

                           [Signature Page Follows]

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   IN WITNESS WHEREOF, BlackRock Muni Intermediate Duration Fund, Inc. has
caused these Articles of Amendment to be signed as of June 26, 2015 in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person's knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

                                             BLACKROCK MUNI INTERMEDIATE
                                             DURATION FUND, INC.

                                             By:  /s/ Robert W. Crothers
                                                  ------------------------------
                                                  Name:  Robert W. Crothers
                                                  Title: Vice President

ATTEST:

/s/ Janey Ahn
--------------------------
Name:  Janey Ahn
Title: Secretary

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                                                                     Appendix A

                                ELIGIBLE ASSETS

On the Date of Original Issue and at all times thereafter that the VMTP Preferred Shares are Outstanding:

1. "Eligible Assets" are defined to consist only of assets that conform to the following requirements as of the time of investment:

    A. Debt obligations. The following debt obligations which are not in payment default at the time of investment:

       i. "Municipal securities," defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof. The purchase of any municipal security will be based upon the Investment Adviser's assessment of an asset's relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Corporation's portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

       ii.  Debt obligations of the United States.

       iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

       iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under
            Section 9 of the National Capital Transportation Act of 1969.

       v.   Debt obligations of the Federal Home Loan Banks.

       vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

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     vii.   Debt obligations which are or ever have been sold by the Federal
            Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

     viii. Debt obligations of any agency named in 12 U.S.C. (S) 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank's own account, including qualified Canadian government obligations.

     ix.    Debt obligations of issuers other than those specified in
            (i) through (viii) above that are rated in one of the three highest rating categories by two or more NRSROs, or by one NRSRO if the security has been rated by only one NRSRO, and which have been determined by the Corporation, based on the Corporation's internal credit due diligence, to be securities where the issuer has adequate capacity to meet financial commitments under the security for the projected life of the security such that the lack of default on the security such that the risk of default on the security is low, and the full and timely repayment of principal and interest is expected, and that are "marketable". For these purposes, an obligation is "marketable" if:

            .   it is registered under the Securities Act;

            . it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

            . it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value.

     x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

An asset shall not fail to qualify as an Eligible Asset solely by virtue of the fact that:

            . it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

            .   it is for long-term or short-term financing purposes.

    B. Derivatives

     i.     Interest rate derivatives; or

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       ii.  Swaps, credit default swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets.

    C. Other Assets

       i. Shares of other investment companies registered under Section 8 of the Investment Company Act of 1940 (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser's assessment of the assets of each such investment company taking into account the investment company's most recent publicly available schedule of investments and publicly disclosed investment policies.

       ii.  Cash.

       iii. Repurchase agreements on assets described in A above.

       iv. Taxable fixed-income securities issued by an issuer described in Paragraph 1(A) (a "Permitted Issuer") that are not in default at the time of acquisition, acquired for the purpose of influencing control over such Permitted Issuer or creditor group of municipal bonds of such Permitted Issuer (a) the Corporation already owns and
            (b) which have deteriorated or are expected shortly to deteriorate, with the expectation that such investment should enable the Corporation to better maximize the value of its existing investment in such issuer, provided that the taxable fixed-income securities of such issuer so acquired do not constitute more than 0.5% of the Corporation's Managed Assets as of the time of investment.

2. At any time that VMTP Preferred Shares are outstanding, for any investment company the securities of which are held by the Corporation, the Corporation will provide or make available the following information to the Holders within 10 days after the public quarterly release of such information and on the Date of Original Issue (for the reporting period having ended most recently prior to the closing):

    i. the identity of the investment company and the CUSIP Number, the number of shares owned, as of the end of the prior quarter, and the percentage of the investment company's equity represented by the Corporation's investment, as of the end of the prior quarter;

    ii. a representation that each such investment company invests solely in "Eligible Assets," which representation may be based upon the affirmative representation of the underlying investment company's investment adviser; and

    iii. the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.